SUB-ITEM 77Q1(g)

Form of Agreement and Plan of Reorganization by and among the Meridian Fund, Inc. on behalf of the Meridian Equity Income Fund; Professionally Managed Portfolios on behalf of the Jordan Opportunity Fund; Arrowpoint Asset Management, LLC; and Windowpane Advisors. L.L.C. is incorporated herein by reference to Exhibit (4) of the Meridian Fund, Inc.'s Registration Statement on Form N-14, filed with the Commission on March 20, 2015 (File No. 333-202912).